Exhibit 99

Emma Jo Kauffman

Andrea Ewin Turner

Investor Contact:

Media Contact:

(615) 855-5525

(615) 855-5209

DOLLAR GENERAL BOARD OF DIRECTORS DECLARES INCREASED DIVIDEND; AUTHORIZES REPURCHASE OF COMMON STOCK

GOODLETTSVILLE, Tenn. (March 13, 2003) – Dollar General Corporation (NYSE: DG) today announced that its board of directors declared a dividend of $0.035 per share, payable April 17, 2003, to common shareholders of record on April 3, 2003. This dividend declaration is a 9.4% increase from the Company’s previous quarterly dividend rate of  $0.032 per share.

In addition, the board of directors authorized the Company to repurchase up to 12 million shares of its outstanding common stock.  Purchases may be made in the open market or in privately negotiated transactions from time to time subject to market conditions. This authorization expires March 13, 2005.

“Our board and management believe that at current levels our common stock is an excellent investment for the Company,” said Don Shaffer, acting CEO, president and chief operating officer. “With our strong generation of free cash flow, we also felt it was appropriate to return a portion of our excess cash directly to our equity investors through an increased quarterly cash dividend.”

Dollar General is a Fortune 500(R) discount retailer with stores in 27 states. The Company is headquartered in Goodlettsville, Tennessee, with distribution centers in Scottsville, Kentucky; Ardmore, Oklahoma; South Boston, Virginia; Indianola, Mississippi; Fulton, Missouri; Alachua, Florida; and Zanesville, Ohio. Dollar General's Web site can be reached at www.dollargeneral.com.

This press release contains forward-looking information, including information regarding the Company's belief regarding the future value of its common stock. The Company believes the assumptions underlying the forward-looking information are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected by, or implied in, the forward-looking information.  A number of factors may result in actual results differing from such forward-looking information, including, but not limited to: the Company’s future financial performance; the market’s valuation of the Company’s common stock; the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); transportation and distribution delays or interruption; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; and the impact of the SEC inquiry related to the restatement of certain of the Company's financial statements.

Readers are cautioned not to place undue reliance on this forward-looking information, which speaks only as of the date of this release.  The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.